As filed with the Securities and Exchange Commission on November 4, 1998

                                                 Registration No. 333- _________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                        NATIONAL TECHNICAL SYSTEMS, INC.
             (Exact name of Registrant as specified in this charter)

         California                                           95-4134955
-------------------------------                             ----------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification No.)

                            -------------------------

                       24007 Ventura Boulevard, Suite 200
                           Calabasas, California 91302
                                 (818) 591-0776

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            -------------------------

                                    JACK LIN
                             Chief Executive Officer
                        National Technical Systems, Inc.

                             24007 Ventura Boulevard
                           Calabasas, California 91302
                                 (818) 591-0776

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            -------------------------
                                 With a Copy to:
                            JAMES J. SLABY, JR., ESQ.
                     Sheppard, Mullin, Richter & Hampton LLP
                        333 South Hope Street, 48th Floor
                         Los Angeles, California 900071
                                 (213) 620-1780
                          ----------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

        If the any of the securities being registered on this from are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [__]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                         CALCULATION OF REGISTRATION FEE


                                   Proposed        Proposed
Title of Each                      Maximum         Maximum
Class of                           Offering        Aggregate      Amount of
Securities to be   Amount to be    Price Per       Offering       Registration
Registered         Registered      Share           Price          Fee
--------------------------------------------------------------------------------
Common
Stock, no par      1,297,878       $5.625(1)     $7,300,564      $2,154
value

-----------

        (1) Estimated solely for purposes of determining the registration fee under Rule 457(c). The price indicated is the average of the high and low prices on the Nasdaq National Market on October 30, 1998.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to said Section 8(a), may determine.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to said Section 8(a), may determine.

                        NATIONAL TECHNICAL SYSTEMS, INC.

         Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K
               Showing Locations in Prospectus of the Information
                          Required by Items of Form S-3


Form S-3 Caption                                Caption in Prospectus
----------------                                ---------------------
Item 1.  Forepart of the Registration     Outside Front Cover Page of Prospectus
         Statement and Outside Front
         Cover Page of Prospectus
Item 2.  Inside Front and Outside Back    Inside Front and Outside Back Cover
         Cover Pages of Prospectus        Pages of Prospectus
Item 3.  Summary Information, Risk        Prospectus Summary, Risk Factors;
         Factors and Ratio of Earnings    Certain Relationships and Related
         to Fixed Charges                 Transactions
Item 4.  Use of Proceeds                  Use of Proceeds
Item 5.  Determination of Offering        Plan of Distribution
         Price
Item 6.  Dilution                         Inapplicable
Item 7.  Selling Security Holders         Selling Shareholders
Item 8.  Plan of Distribution             Plan of Distribution
Item 9.  Description of Securities to be  Description of Common Stock
         Registered
Item 10. Interests of Named Experts       Legal Matters; Experts
         and Counsel
Item 11. Material Changes                 Material Developments
Item 12. Incorporation of Certain         Incorporation of Certain Documents by
         Information by Reference         Reference
Item 13. Disclosure of Commission         Inapplicable
         Position on Indemnification
         for Securities Act Liabilities

                     Subject to Completion, November 4, 1998

Prospectus


                        NATIONAL TECHNICAL SYSTEMS, INC.

                                1,297,878 Shares

The 1,297,878 shares of Common Stock of National Technical Systems, Inc. which may be offered hereby shall be sold by certain shareholders named under the heading "Selling Shareholders". The selling shareholders received their shares of common stock in connection with our acquisitions. We will not receive any of the proceeds of any sales by the selling shareholders. The shares will be sold through brokers on the Nasdaq National Market, or otherwise, at prevailing market prices and subject to customary commissions.

The Common Stock is listed on the Nasdaq National Market under the symbol "NTSC". The closing price of the Common Stock on November __, 1998 was $______.

INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

                               November ___, 1998.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers (including us) that file documents with the SEC electronically. Our SEC filings may also be obtained from our web site at http:// www.ntscorp.com.

        This prospectus is part of a registration statement we filed with the SEC.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the Common Stock.


        o Annual Report on From 10-K for the fiscal year ended January 31, 1998.

        o Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1998 and July 31, 1998.

        o   Current Reports on Form 8-K dated May 8, 1998 and November 4, 1998.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Corporate Secretary, National Technical Systems, Inc., 24007 Ventura Boulevard, Suite 200, Calabasas, California 91302.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Neither we nor any of the selling shareholders is making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

        This summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus. You should carefully consider the matters set forth under the heading "RISK FACTORS" beginning on page 4.

                               PROSPECTUS SUMMARY

                                   The Company

        We are a technology outsourcing and services company supporting domestic and international firms with highly skilled personnel and state-of-the-art equipment. We provide services and facilities to the following industries:

        o       Aerospace

        o       Automotive

        o       Commercial

        o       Computer

        o       Defense

        o       Electronics

        o       Telecommunications

        o       Energy


        We operate 18 facilities and employ over 580 people. We are engaged in three business segments: Technical Services, Technical Staffing and Registration Services. Technical Services provides environmental testing, engineering and analysis services to many industries. Technical Staffing offers technical and professional personnel to information technology, information systems and telecommunication companies on a temporary or permanent basis throughout the United States. Registration Services provides third party registration services for ISO 9000 certification.

        We were incorporated in California in 1975, reincorporated in Delaware in 1987 and reincorporated in California in 1996. You can contact us at the following address and telephone numbers: 24007 Ventura Boulevard, Suite 200, Calabasas, California 91302 (818) 591-0776.

                                  The Offering


Shares Offered Hereby         1,297,878 shares of Common Stock,
                              no par value.

Plan of Distribution          Up to 1,297,878 shares of Common Stock are
                              being offered by the selling shareholders.
                              The selling shareholders may offer from time to time some or all of the shares of Common
                              Stock held by them directly or through
                              underwriters, dealers or agents. See "Plan of Distribution".

Shares Outstanding            8,311,006 shares of Common Stock as of
                              November __, 1998.

Proceeds We will not receive any of the proceeds from the sale of the shares by the selling shareholders. See "Use of Proceeds."

Nasdaq Trading Symbol         NTSC

Risk Factors                  You should read carefully and consider the
                              matters discussed under the heading "Risk
                              Factors" beginning on Page 4.


                                  RISK FACTORS

        You should consider the following factors, in addition to the other information contained in this prospectus and the documents incorporated herein by reference, before you invest in the Common Stock being offered by this prospectus.

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking words such as "may", "will", "expect", "anticipate", "intend", "estimate", "continue", "behave" and similar words. Financial information contained within this prospectus, to the extent it is predictive of financial condition and results of operations that would have occurred on the basis of certain stated assumptions, may also be characterized as forward-looking statements. Although forward-looking statements are based on assumptions made, and information believed by management to be reasonable, no assurance can be given that such statements will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated.

        EXPECTED BENEFITS OF COMBINED BUSINESS MAY NOT BE ACHIEVED. The benefits we expect to achieve as a result of our recent acquisition of XXCAL, Inc. and XXCAL Limited (the "Acquisitions") may not be achieved. Our ability to achieve the anticipated benefits of the Acquisitions depends on a number of factors, including the ability of the combined companies to save administrative costs, reduce costs, lower interest expense and to take advantage of general economies of scale. The ability of the combined companies to develop new markets and expand existing markets and generally to gain a benefit from the combined asset base and strategic position of the combined companies are also critical to the success of the Acquisitions.

        INTEGRATION OF OPERATIONS. We cannot assure you that we can integrate our business with the businesses of XXCAL, Inc. and XXCAL Limited in an efficient and effective manner. The combination of the companies is dependent upon, among other factors, our ability to integrate the respective recruiting, training, marketing and sales efforts, our development of effective pricing and employee benefits policies, and our liquidity and capital expenditure requirements. Our successful integration also will require that we develop effective acquisition strategies and our management teams and management information systems. Integration may be more difficult because of our need to coordinate organizations in different geographic locations. Our inability to integrate the operations of the companies successfully would have a material adverse effect on our business and the results of our operations.

        MANAGEMENT AND MAINTENANCE OF GROWTH. Our financial results and prospects depend on our ability to successfully manage and improve our operating efficiencies and productivity of our existing and acquired operations. Any future growth will depend on a number of factors, including competition from other companies engaged in the same business segments. The availability of attractive acquisition opportunities and the availability of working capital will also affect our ability to grow in the future. Our systems, procedures and controls may not be adequate to support our operations as they expand. Any further growth will significantly increase the responsibilities of our senior management. We may not be able to successfully recruit and retain needed management. Our failure to manage our growth effectively or our inability to attract and retain qualified management, could have a material adverse effect on our business, financial condition and results of operations.

        TRANSACTION AND RESTRUCTURING CHARGES. We expect to incur charges to operations currently estimated to be $800,000, primarily in the quarter in which the Acquisitions were completed, to reflect non-recurring costs resulting directly from the Acquisitions. Such costs include investment banking, legal, accounting and other related charges. These amounts are preliminary estimates and are subject to change. We may incur additional and unanticipated expenses relating to the integration of our business with the businesses of XXCAL, Inc. and XXCAL Limited. Although we believe that the elimination of duplicative expenses, as well as other efficiencies resulting from the integration of the respective businesses, may offset additional expenses over time, we may not achieve such benefit in the near term or at all.

        RISK RELATED TO FUTURE FINANCING. Our long-term debt, excluding current maturities, on a pro forma basis (NTS and XXCAL combined) at January 31, 1998, was approximately $12.4 million. We expect to need additional capital from time to time to pursue our acquisition strategy and to fund our internal growth. If we do not have sufficient cash to pursue our plans for internal growth and growth by acquisition, our growth could be limited, unless we are able to borrow money or sell stock. In addition, substantially all of our existing indebtedness at January 31, 1998 is priced at variable interest rates that fluctuate as general interest rates change. As a result, an increase in interest rates could adversely impact our future earnings.

        DEPENDENCE ON AVAILABILITY OF QUALIFIED PERSONNEL. We are dependent on our ability to attract, train and retain qualified personnel who possess the skills and experience necessary to meet the staffing requirements of our customers. Competition for the services of personnel within all professional specialty groups is intense. Competition for information technology personnel is particularly intense and recent demand for their services has, substantially exceeded their supply. We compete for customers with national, regional and local, full service and specialized staffing providers. Certain of our competitors have greater marketing, financial and other resources, and more established operations than do we. As a result, our competition may be better able to respond or adapt to new or emerging technologies and changes in client requirements or to devote greater resources to the development, marketing and sales of their services than we are. We expect such competition to continue. Factors influencing such competition include compensation, benefits, growth opportunities, relationships with other specialty staffing companies and full-time employment opportunities. We cannot be certain that qualified personnel will continue to be available in sufficient numbers and on terms of employment acceptable to us. Our inability to attract and retain qualified personnel in sufficient numbers, or to upgrade the base of qualified personnel to keep pace with changing customer needs and emerging technologies, could have a material adverse affect on our business, financial condition and results of operations.

        DEPENDENCE ON GOVERNMENT CONTRACTS. A substantial portion of our revenues are dependent upon continued funding of U.S. government agencies as well as continued funding of programs targeted by our businesses. For the years ended January 31, 1997 and 1998, U.S. government business represented approximately 49% and 45%, respectively, of our revenues. The U.S. defense budgets and the budgets of other government agencies have been declining in real terms since the mid-1980's, and may continue to do so. Further significant reductions in the funding of U.S. government agencies or in the funding areas targeted by our business could materially and adversely affect our business, results of operations and financial condition.

        Our contracts with the U.S. government and our subcontracts with government prime contractors can be terminated for the convenience of the government, and terminated, reduced or modified in the event of change in the government's requirements or budgetary constraints. Our subcontracts with prime contractors also depend on the ability of the prime contractor to perform its obligations under its prime contract. We have little or no control over the resources allocated by the prime contractor to the prime contract. Failure by the prime contractor to perform its obligations under the prime contract could cause the loss of our subcontract.

        Government contract-related costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between the contracting party and the U.S. government. As part of the audit process, the government audit agency verifies that all charges made by a contractor against a contract are legitimate and appropriate. Audits may cause recalculation of contract revenues and non-reimbursement of some contract costs and fees and may result in material adjustments to our revenues.

        In addition, U.S. government contracts depend on the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though a contract may take several years to compete. Initially, major contracts are only partially funded and additional funds are committed to the contract by the procuring agency as appropriations are made by Congress for future years. The failure of such agencies to continue to fund contracts could have a material adverse effect on our business, results of operations and financial condition.

        COMPETITION. The industries and markets in which we operate are highly competitive, and we expect that competition will increase. In order for us to compete in these markets, we must offer technologically advanced services at



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                                 Page 11 of 29
lower prices than our competitors. Our core businesses compete with numerous other domestic and international companies. Many of these companies have far greater financial, engineering, technological, marketing, sales and customer service resources than we do. In addition, some of these competitors have more experience in certain of our markets. These competitors may be able to adapt more swiftly to new or emerging technologies and changes in customer requirements than we can. Our competition may also take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their services than we are able to. Competitors in our markets have established or may establish cooperative relationships among themselves or with others to improve the performance and quality and to reduce the price of their services. As a result our competitors may rapidly acquire significant market share. Increased competition may result in price reductions, reduced profit margins and loss of market share, any of which could have a material adverse effect on our business, results of operations and financial condition.

        INCREASED COSTS OF EMPLOYMENT. We are required to pay unemployment insurance premiums and workers' compensation benefits for our contract and temporary employees. Unemployment insurance premiums are set annually by the states in which employees perform services and could increase at any time. We may be unable to increase the fees charged to our customers in a timely manner and by an amount sufficient to cover increased unemployment insurance premiums. Workers' compensation costs have increased as various states in which we conduct business have increased benefit levels and expanded allowable claims. We maintain workers' compensation insurance for our employees under insured programs. Our workers' compensation obligations may exceed the amount of our insurance coverage and we may not be able to increase the fees charged to our customers sufficiently to offset increased employment costs.

        LIABILITY FOR EMPLOYEE ACTIONS. As a provider of contract and temporary staffing services, we usually place our employees in the workplace of other businesses which creates a risk of employee misconduct. These risks include claims relating to errors and omissions, misuse of proprietary information, discrimination and harassment, and theft of customer property. While we have not in the past experienced any significant claims of these types, and we have insurance covering certain of these risks, employee misconduct claims could arise in the future, and insurance coverage may not be available or adequate to cover such liabilities.

        RISKS RELATED TO TAX STATUS OF INDEPENDENT CONTRACTORS. Generally, we treat our technical personnel as employees for federal and state tax purposes and pay all required Social Security taxes (FICA), payroll taxes, unemployment taxes, workers' compensation insurance premiums and other employee taxes. Some of our technical personnel wish to be treated as independent contractors for federal and state tax purposes. If appropriate, we treat such individuals as an independent contractors for tax purposes. Historically, less than 5% of our technical personnel have been treated as independent contractors for federal and state tax purposes. We believe that we have complied with all applicable tax regulations and neither federal nor state authorities have attempted to reclassify any of our personnel treated as independent contractors. If federal and state taxing authorities were to challenge the classification of our technical personnel as independent contractors, additional taxes, interest and



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                                 Page 12 of 29
penalties could be assessed. If that happens it could have a material adverse effect on our financial condition.

        YEAR 2000 COMPLIANCE. We have assessed and identified to the best of our knowledge all requirements needed to correct potential problems related to the Year 2000 issue. This includes: (1) the business software and hardware at all of our locations, (2) test equipment used in all our laboratories and (3) communications with our third party vendors to ensure they will meet their Year 2000 requirements. Much of our hardware has already been upgraded to become Year 2000 compliant or will become compliant by March 1999. We have identified certain test equipment at our laboratories as date sensitive and vendors are supplying new Year 2000 compliant software. If software is not available, we are replacing the equipment. We have also identified new Year 2000 compliant software to replace certain crucial software applications we currently use. We expect to complete our software remediation by June 1999. We estimate the total cost for the Year 2000 project to be approximately $400,000. We do not expect these costs to have a material adverse effect on our financial condition or results of operations.

        We are in the process of obtaining assurances from our major third-party vendors and that their systems are Year 2000 compliant. Although we do not anticipate any material problems resulting from the Year 2000 issue, we are developing a contingency plan in the event of system failures beyond our control or due to failure by other companies or governmental entities to remediate their own systems.

        No one knows the extent of the potential impact of the Year 2000 problem generally, and we cannot predict the likelihood that Year 2000 problems will cause a significant disruption in the economy as a whole.

        RISK OF GOVERNMENT REGULATIONS AND LEGISLATIVE PROPOSALS. The cost of our operations could increase if there are any material changes in government regulations. Recent federal and state legislative proposals have included provisions seeking to extend health insurance benefits to employees who do not currently receive such benefits. As a result of the wide variety of national and state proposals currently under consideration, the impact of such proposals on us cannot be predicted. We may not be able to increase the fees charged to our customers in a timely manner and in an amount sufficient to cover increased costs related to any new benefits that may be extended to our temporary employees as a result of such legislation or regulations.

        STOCK PRICE MAY VARY IN RESPONSE TO CHANGES IN BUSINESS AND ECONOMIC CONDITIONS. The trading price of our Common Stock has been, and is likely to continue to be, subject to significant fluctuations in response to quarterly variations in our actual or anticipated operating results, changes in general market conditions and other factors, including changes in our business, operations and prospects and general market and economic conditions. As a result, you should not rely on our operating results for any one quarter as an indicator of our performance in future quarters.



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                                 Page 13 of 29

        RELIANCE ON KEY PERSONNEL. We are highly dependent upon the continued services and experience of our senior management team, including Jack Lin, President and Chief Executive Officer, Aaron Cohen, Vice Chairman and Senior Executive Vice President, Arthur Edelstein, Executive Vice President and Marvin Hoffman, director. The loss of the services of any of Messrs. Lin, Cohen, Edelstein or Hoffman, or our failure to attract and retain other qualified managerial personnel, could have a material adverse effect on our business, financial condition and results of operations.

                            MATERIAL DEVELOPMENTS

        Effective October 30, 1998, we completed the acquisitions of (i) XXCAL, Inc. through an Agreement and Plan of Merger, dated as of August 21, 1998, whereby our wholly owned subsidiary combined with XXCAL, Inc., a California corporation, in a merger transaction in which XXCAL, Inc. became our wholly owned subsidiary. (ii) XXCAL Limited, through a Share Purchase Agreement, dated as of August 21, 1998, whereby we acquired all of the outstanding Ordinary Shares of XXCAL Limited, a United Kingdom corporation and an affiliate of XXCAL, Inc. In connection with the acquisitions of XXCAL, Inc. and XXCAL Limited, together referred to as "XXCAL" (the "Acquisitions"), we issued to the shareholders of XXCAL in the aggregate 1,297,878 shares of our Common Stock constituting 15.6% of our outstanding Common Stock after giving effect to the Acquisitions. Also pursuant to the terms of the Agreement and Plan of Merger, each unexpired and unexercised outstanding option to purchase XXCAL, Inc. Common Stock has been automatically converted into an option to purchase that number of shares of our Common Stock equal to the number of shares of XXCAL, Inc. Common Stock that could have been purchased under the XXCAL, Inc. option multiplied by the merger exchange ratio of 1.2126 shares of NTS Common Stock for each share of XXCAL, Inc. Common Stock (the "Exchange Ratio"), at a price per share of NTS Common Stock equal to the option exercise price determined pursuant to the XXCAL, Inc. option divided by the Exchange Ratio. We will pay cash in lieu of fractional shares in connection with the Acquisitions. The Acquisitions have been accounted for as a pooling of interests.

           XXCAL, Inc. and XXCAL Limited are principally engaged in outsourcing people for a wide variety of temporary technical and professional positions into the information technology and information systems industries. The XXCAL companies together have approximately 250 employees and XXCAL has offices in Los Angeles, San Francisco, San Jose, Austin, Houston, London, England and Yokohama, Japan.






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                                 Page 14 of 29

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of Common Stock offered by the selling shareholders.

                              SELLING STOCKHOLDERS

        This prospectus may be used in connection with the sale of certain shares of Common Stock by the selling shareholders. The following table provides information as to the shares of Common Stock owned beneficially by the selling shareholders as of October 31, 1998, the number of shares to be sold by the selling shareholders and the number of shares which will be owned by the selling shareholders after the Offering.


                                  Number of
                                    Shares           Number
                                 Beneficially          of           Beneficial
                                  Owned Prior         Shares         Ownership
     Name of Selling                   to              Being           After
     Shareholder                    Offering          Offered         Offering
---------------------               --------          -------         --------
Marvin Hoffman (1)                  867,278           867,278             0
Helen Gold                           13,096            13,096             0
Eugene and Helen Gold               206,053           206,053             0
Patricia Evans                        9,579             9,579             0
Bill and Marla Schoneman             49,250            49,250             0
Daniel and Doris De Mattia           42,258            42,258             0
Marilyn Gold                         26,685            26,685             0
Rochelle Balch                        8,246             8,246             0
Loren Hoffman                        13,877            13,877             0
Darryl Hoffman                       16,545            16,545             0
Bill Avery                            5,337             5,337             0
Anne Hasz                             4,850             4,850             0
Andrea Gold                           4,850             4,850             0
Lorrayne Moss                         4,850             4,850             0
Alan Gold                             5,337             5,337             0
Dave Trebas                           2,668             2,668             0
Lon Brown                               970               970             0
Nancy Hongola                           606               606             0
Deborah Randolph                        485               485             0
Pam Marshall                             97                97             0
Rose Marie Antonio                    2,547             2,547             0
Christopher Smith                     3,043             3,043             0
Felicity Smith                        3,043             3,043             0
Susan Bohle                           1,217             1,217             0
Al Lay                                1,217             1,217             0
Steven Oettinger                      1,217             1,217             0
John Knoeppel                           243               243             0
John Remington                        2,434             2,434             0


-------
        (1) Mr. Hoffman is expected to become a member of the Board of Directors of National Technical Systems, Inc. prior to December 31, 1998.

                           DESCRIPTION OF COMMON STOCK

        Each holder of the Common Stock is entitled to one vote per share held of record on each matter submitted to shareholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors.

        Holders of record of shares of the Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation, holders of the Common Stock are entitled to participate ratably in any distribution of the assets of our Company.

        Holders of the Common Stock have no conversion, redemption or preemptive rights. All outstanding shares of the Common Stock are validly issued, fully paid and nonassessable.

                              PLAN OF DISTRIBUTION

        We have been advised that the selling shareholders may sell their shares from time to time in transactions on the Nasdaq National Market or in privately-negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect transactions hereunder by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both.

        The selling shareholders and any broker-dealers who act in connection with the sale of shares may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Marvin Hoffman, formerly Chief Executive Officer and the majority shareholder of XXCAL, Inc. and XXCAL Limited, is expected to be elected to our Board of Directors prior to December 31, 1998.

                                  LEGAL MATTERS

        The validity of the shares of Common Stock has been passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.

                                     EXPERTS

        The consolidated financial statements of National Technical Systems, Inc. incorporated by reference in National Technical Systems, Inc.'s Annual Report (Form 10-K) for the year ended January 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

No person has been authorized to give any
information to you or to make any representations
to you other than those contained in this prospectus
in connection with the offer made by this
prospectus.  If given or made, you must not rely
on such information or representations.  You
should not consider that the delivery of this              NATIONAL TECHNICAL
prospectus or any sale made hereunder under any                SYSTEMS, INC.
circumstances creates any implication that there
has been no change in us or in our business,
operations or financial condition since the date
of this prospectus.  This prospectus does not               1,297,878 Shares of
constitute an offer to sell or a solicitation                Common Stock
of an offer to buy the Common Stock in any jurisdiction to anyone to whom it is unlawful to make such an offer or solicitation in that jurisdiction.

        Table of Contents

Where You Can Find More Information............2

Prospectus Summary.............................3

Risk Factors...................................4

Material Developments.........................10

Use of Proceeds...............................11
                                                             Prospectus
Selling Stockholders..........................11

Description of Common Stock...................12          November __, 1998

Plan of Distribution..........................12

Certain Relationships and Related
Transactions..................................12

Legal Matters.................................13

Experts.......................................13

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the listing fee.

Securities and Exchange Commission
registration fee                             $ 2,154

Listing fee                                  $17,500

Printing and engraving expenses              $ 2,000*

Accounting fees and expenses                 $ 7,500*

Legal fees and expenses                      $15,000*

Miscellaneous expenses                       $ 1,000*
                                             --------
        Total                                $45,154*
                                             ========
-------------
* Estimated


Item 15.       Indemnification of Directors and Officers

             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Articles of Incorporation contain a provision limiting the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. This provision is intended to eliminate the risk that a director might incur personal liability to the Company or its shareholders for breach of the duty of care. Such provision absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of the duty of loyalty to the Company and its shareholders as well as for acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, the Company's Articles of Incorporation do not absolve directors of liability for unlawful dividend or stock repurchases or redemptions to which a negligence standard presently applies under the California General Corporation Law (the "CGCL"). Also, there may be certain liabilities, such as those under the United States federal securities laws or other state or federal laws, which a court may hold are unaffected by the Articles of Incorporation.

        The Company's By-laws provide that each person who is or was a director, legal representative, officer or employee of the Company (or was serving at the request of the Company as a director, legal representative, officer or employee of any other entity), will be indemnified and held harmless by the Company to the fullest extent authorized by the California General Corporation Law (as it may be amended to allow for broader indemnification rights) from any liability incurred as a result of such service. Among other things, the indemnification provisions provide indemnification for officers and directors against liabilities for judgments in and elements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding. The Company's By-laws provide that the rights to indemnification and the payment of expenses conferred therein will not be exclusive of any other right that any person may have or acquire under any statute, provision of the Articles of Incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise. The Company's By-laws also provide that the Company may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under the CGCL. The Company maintains this insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of officers and directors.

Item 16.       EXHIBITS

5.1     Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1    Consent of Ernst & Young LLP, Independent Auditors

23.2    Consent of Duitch Franklin & Co., LLP

23.3    Consent of Richardson Whitby Smith Chartered Accountants

23.4    Consent of Sheppard, Mullin, Richter & Hampton LLP (included in
        Exhibit 5.1)

24.1    Power of Attorney of certain officers and directors (included on page
        S-1)

Item 17.       UNDERTAKINGS

        (a)    The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registrant Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifications against pubic policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on November 4, 1998.

NATIONAL TECHNICAL SYSTEMS, INC.


By      /s/ Jack Lin
        _______________________________
                      Jack Lin
        President and Chief Executive Officer


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack Lin and Aaron Cohen, and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                                  Date
---------                                                  ----


/s/ Jack Lin                                               November 4, 1998
________________________________
Jack Lin, President (Principal Executive
Officer and Director)


/s/ Arthur Edelstein                                       November 4, 1998
________________________________
Arthur Edelstein, Director and Executive
Vice President


/s/ Lloyd Blonder                                          November 4, 1998
________________________________
Lloyd Blonder, Senior Vice President
and Treasurer
(Principal Financial and Accounting Officer)


/s/ William L. Traw                                        November 4, 1998
________________________________
William L. Traw, Group Vice President
and Director


/s/ Richard D. Short                                       November 4, 1998
________________________________
Richard D. Short, Group Vice President
and Director


/s/ William McGinnis                                       November 4, 1998
________________________________
William McGinnis, Group Vice President
and Director


/s/ Aloysius Casey                                         November 4, 1998
________________________________
Aloysius Casey, Chairman of the Board


/s/ Aaron Cohen                                            November 4, 1998
________________________________
Aaron Cohen, Vice Chairman of the
Board and Senior Executive Vice President

/s/ Harry Derbyshire                                       November 4, 1998
________________________________
Harry Derbyshire, Director


/s/ Robert I. Lin                                          November 4, 1998
________________________________
Robert I. Lin, Director


/s/ Ralph F. Clements                                      November 4, 1998
________________________________
Ralph F. Clements, Director


/s/ Stanley Schoen                                         November 4, 1998
________________________________
Stanley Schoen, Director

                                  EXHIBIT INDEX

Exhibits          Description                                           Page
--------------------------------------------------------------------------------

5.1     Opinion of Sheppard, Mullin, Richter & Hampton LLP               26

23.1    Consent of Ernst & Young LLP, Independent Auditors               27

23.2    Consent of Duitch Franklin & Co., LLP                            28

23.3    Consent of Richardson Whitby Smith Chartered Accountants         29

23.4    Consent of Sheppard, Mullin, Richter & Hampton LLP
        (included in Exhibit 5.1)

24.1    Power of Attorney of certain officers and directors
        (included on page S-1)

                                                                     Exhibit 5.1

                     SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                              A Limited Liability
                 Partnership Including Professional Corporations
                                Attorneys at Law
                               Forty-Eighth Floor
                              333 South Hope Street
                       Los Angeles, California 90071-1448
                            Telephone: (213) 620-1780
                                      -----
                            Facsimile: (213) 620-1398


                                November 4, 1998



National Technical Systems, Inc.
24007 Ventura Boulevard
Calabasas, California  91302

           Re:   Registration Statement on Form S-3
                 ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission (the "Commission") on November 4, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,297,878 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

      It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon the completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and final consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto, which has been approved by us.

                                Very truly yours,


                                /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                                -------------------------------------------

                                    SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

                                                                    Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-0000) pertaining to the related Prospectus of National Technical Systems, Inc. for the registration of 1,297,878 shares of its common stock and to the incorporation by reference therein of our report dated April 10, 1998, with respect to the consolidated financial statements of National Technical Systems, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 1998 filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young, LLP



Woodland Hills, California
November 4, 1998

                                                                    Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------


As the independent certified public accountants, we hereby consent to the incorporation in the form S-3 of our report dated June 19, 1998 on the financial statements of XXCAL, Inc. as of and for the years ended December 31, 1997, 1996 and 1995.


/s/ Duitch Franklin & Co., LLP
------------------------------
    Duitch Franklin & Co., LLP

Los Angeles, California
November 4, 1998

                                                                    Exhibit 23.3





             CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS
             --------------------------------------------


As Registered Auditors, we consent to the incorporation in this form S-3 (that you transmitted to us earlier today) of our report dated July 15, 1998 on the financial statements of XXCAL Limited for the three years ended December 31, 1997, 1996 and 1995.


/s/ Richardson Whitby Smith
------------------------------
    Richardson Whitby Smith
    Chartered Accountants

Bristol, England
November 4, 1998